Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2016, except for Note 3 and Note 20, as to which the date is August 29, 2016, with respect to the consolidated financial statements of Axiall Corporation included in a Current Report on Form 8-K filed by Axiall Corporation with the Securities and Exchange Commission on August 30, 2016 and incorporated by reference into Westlake Chemical Corporation’s Current Report on Form 8-K/A filed on September 8, 2016, which is incorporated by reference into Westlake Chemical Corporation’s Prospectus and Registration Statement related to the registration of 4.625% Senior Notes due 2021, 4.875% Senior Notes due 2023, 3.600% Senior Notes due 2026, and 5.000% Senior Notes due 2046 filed on March 13, 2017.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 13, 2017